Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 24, 2017, with respect to the consolidated balance sheets of VWR Corporation as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income or loss, redeemable equity and stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference to the Form 8-K (File No. 001-38912) and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 18, 2020